Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019

Englewood, CO — August 7, 2019 — Ascent Capital Group, Inc. (“Ascent” or the “Company”) (OTC: ASCMA, ASCMB) has reported results for the three and six months ended June 30, 2019. Ascent is a holding company that owns Monitronics International, Inc., (“Monitronics”, doing business as Brinks Home SecurityTM), one of the nation’s largest home security alarm monitoring companies.

Headquartered in the Dallas-Fort Worth area, Monitronics provides security alarm monitoring services to approximately 900,000 residential and commercial customers as of June 30, 2019. Monitronics’ long-term monitoring contracts provide high margin recurring revenue that produce predictable and stable cash flow.

Highlights(1):

•                  Ascent’s net revenue for the three and six months ended June 30, 2019 totaled $128.1 million and $257.7 million, respectively.

•                  Ascent’s net income for the three and six months ended June 30, 2019 totaled $628.9 million and $601.1 million, respectively. Monitronics’ net loss for the three and six months ended June 30, 2019 totaled $54.2 million and $86.0 million, respectively.

•                  Ascent’s Adjusted EBITDA for the three and six months ended June 30, 2019 totaled $67.2 million and $139.9 million, respectively. Monitronics’ Adjusted EBITDA for the three and six months ended June 30, 2019 totaled $68.3 million and $142.0 million, respectively.

•                  On May 20, 2019, Ascent, Monitronics and Monitronics’ largest creditors entered into a Restructuring Support Agreement (the “RSA”) that will eliminate approximately $885.0 million of Monitronics’ debt.

•                  On June 30, 2019, in accordance with the plans outlined in the RSA, Monitronics voluntarily filed for Chapter 11 bankruptcy protection. As a result, Ascent deconsolidated Monitronics from its financial statements and recognized a net gain on deconsolidation of $685.5 million for the three and six months ended June 30, 2019(2).

•                  On July 26, 2019, Ascent mailed its definitive proxy statement with respect to the special meeting of Ascent stockholders, to be held on August 21, 2019, at which the Ascent stockholders will be asked to vote in favor of Ascent’s participation in the restructuring of Monitronics by means of a merger of Ascent into Monitronics.

Results for the Three and Six Months Ended June 30, 2019

For the three months ended June 30, 2019, Ascent reported net revenue of $128.1 million, a decrease of 5.1%. For the six months ended June 30, 2019, net revenue totaled $257.7 million, a decrease of 4.1%. The reduction in revenue for the three and six months ended June 30, 2019 is due to the lower average number of subscribers in 2019. This decrease was partially offset by an increase in average recurring monthly revenue (“RMR”) per subscriber, to $45.40, due to certain price increases enacted during the past twelve months. In addition, when compared to the prior year periods, revenue decreased $3.8 million and $5.8 million for the three and six months ended June 30, 2019, respectively, related to changes in Topic 606 contract assets. All revenues of Ascent are generated by its wholly-owned subsidiary, Monitronics.

(1)  Comparisons are year-over-year unless otherwise specified.

(2)  As a result of the deconsolidation, Ascent’s June 30, 2019 balance sheet excludes all assets and liabilities of Monitronics.  Ascent’s statements of operations and cash flows include Monitronics operating results through June 30, 2019.

Ascent’s cost of services, which are all incurred by Monitronics, for the three months ended June 30, 2019 decreased 13.7% to $28.5 million. For the six months ended June 30, 2019, Ascent’s cost of services decreased 15.9% to $55.3 million. The decreases in cost of services for the three and six months ended June 30, 2019 are primarily attributable to lower field service costs due to fewer retention and move jobs being completed and a decrease in expensed subscriber acquisition costs. Subscriber acquisition costs, which include expensed equipment and labor costs associated with the creation of new subscribers, decreased to $3.1 million and $4.8 million for the three and six months ended June 30, 2019, respectively, as compared to $4.3 million and $7.9 million for the three and six months ended June 30, 2018, respectively.

Ascent’s selling, general & administrative (“SG&A”) costs for the three months ended June 30, 2019, decreased 14.6% to $29.4 million. For the six months ended June 30, 2019, Ascent’s SG&A decreased 13.8% to $61.9 million. The decreases in SG&A for the three and six months ended June 30, 2019 are attributable to several factors including Monitronics receiving a $4.8 million insurance receivable settlement in April 2019 from an insurance carrier that provided coverage related to the 2017 class action litigation of alleged violation of telemarketing laws. Also contributing to the decline in SG&A in 2019 were rebranding expenses of $2.4 million and $3.3 million recognized in the three and six months ended June 30, 2018, respectively, and $3.0 million of Ascent Capital severance expense in the six months ended June 30, 2018. Subscriber acquisition costs in SG&A decreased to $7.8 million and $13.3 million for the three and six months ended June 30, 2019, respectively, as compared to $8.8 million and $16.9 million for the three and six months ended June 30, 2018, respectively.

Monitronics’ SG&A costs for the three and six months ended June 30, 2019 were $28.2 million and $59.4 million, respectively, as compared to $32.7 million and $64.7 million for the three and six months ended June 30, 2018, respectively.

Monitronics’ consolidated creation multiple, including both expensed subscriber acquisition costs and other capitalized creation costs, was 38.4x and 37.7x for the three and six months ended June 30, 2019, respectively.

Ascent reported net income for the three and six months ended June 30, 2019 of $628.9 million and $601.1 million, respectively, compared to net loss of $244.4 million and $275.2 million in the three and six months ended June 30, 2018. The increase in net income is primarily attributable to the gain on deconsolidation of subsidiaries, partially offset by $34.7 million of restructuring and reorganization expenses, recognized for the three and six months ended June 30, 2019, as compared to a $214.4 million loss on goodwill impairment recorded in the three and six months ended June 30, 2018.

Monitronics reported a net loss for the three and six months ended June 30, 2019 of $54.2 million and $86.0 million, respectively, as compared to a net loss of $241.8 million and $268.0 million in the three and six months ended June 30, 2018, respectively. The decrease in Monitronics’ net loss is primarily due to the loss on goodwill impairment recorded in the three and six months ended June 30, 2018 partially offset by the restructuring and reorganization expense recorded in the three and six months ended June 30, 2019.

Ascent’s Adjusted EBITDA decreased 3.2% to $67.2 million for the three months ended June 30, 2019. For the six months ended June 30, 2019, Ascent’s Adjusted EBITDA increased 1.2% to $139.9 million.

Monitronics’ Adjusted EBITDA decreased 5.4% and 0.1% to $68.3 million and $142.0 million for the three and six months ended June 30, 2019, respectively.  Monitronics’ Adjusted EBITDA, as a percentage of net revenue, for the three and six months ended June 30, 2019 was 53.3% and 55.1%, respectively, as compared to 53.4% and 52.9% in the three and six months ended June 30, 2018, respectively.

For a reconciliation of net income (loss) to Adjusted EBITDA, please see the Appendix of this release.

LTM Subscriber Rollforward and Attrition

	Twelve Months Ended June 30,
	2019	2018
Beginning balance of accounts	955,853	1,020,923
Accounts acquired	96,736	98,561
Accounts canceled	(162,318)	(158,233)
Canceled accounts guaranteed by dealer and other adjustments (a)	(4,835)	(5,398)
Ending balance of accounts	885,436	955,853
Monthly weighted average accounts	921,898	980,008
Attrition rate — Unit	17.6%	16.1%
Attrition rate - RMR (b)	17.5%	13.6%

(a)         Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)         The recurring monthly revenue (“RMR”) of canceled accounts follows the same definition as subscriber unit attrition as noted above.  RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in that period, divided by the weighted average of RMR for that period.

Unit attrition increased from 16.1% for the twelve months ended June 30, 2018 to 17.6% for the twelve months ended June 30, 2019.  The RMR attrition rate for the twelve months ended June 30, 2019 and 2018 was 17.5% and 13.6%, respectively.  Contributing to the increase in unit and RMR attrition were fewer customers under contract or in the dealer guarantee period for the twelve months ended June 30, 2019, as compared to the prior period, increased non-pay attrition as well as some impact from competition from new market entrants.  The increase in the RMR attrition rate for the twelve months ended June 30, 2019 was also impacted by a less aggressive price increase strategy in first half of 2019.

During the three and six months ended June 30, 2019, Monitronics acquired 22,743 and 42,746 subscriber accounts, respectively, as compared to 37,383 and 58,930 subscriber accounts in the three months ended June 30, 2018, respectively.  Accounts acquired for the three and six months ended June 30, 2018 reflect bulk buys of approximately 10,600 and 10,900 accounts, respectively.

Ascent Liquidity and Capital Resources

At June 30, 2019, on a consolidated basis, Ascent had $29.8 million of cash and cash equivalents. In accordance with the RSA, Ascent plans to use its remaining cash and cash equivalents to fund Ascent Capital liabilities and contribute its net cash to the proposed merger of Ascent and Monitronics.

On February 14, 2019, Ascent repurchased $75.7 million in aggregate principal amount of then outstanding Convertible Notes from certain then holders of Convertible Notes pursuant to the previously announced Settlement and Note Repurchase Agreement and Release (the “Settlement Agreement”), dated February 11, 2019, between Ascent and its directors and executive officers, on the one hand, and certain holders of Convertible Notes, on the other hand. Convertible Notes repurchased pursuant to the Settlement Agreement were cancelled.

On February 19, 2019, Ascent commenced a cash tender offer to purchase any and all of its outstanding Convertible Notes (the “Tender Offer”). On March 22, 2019, the Company entered into transaction support agreements with holders of approximately $18.6 million in aggregate principal amount of the Convertible Notes, pursuant to which the Company agreed to increase the purchase price for the Convertible Notes in the Tender Offer to $950 per $1,000 principal amount of Convertible Notes, with no accrued and unpaid interest to be payable (as so amended, the “Amended Tender Offer”) and such holders agreed to tender, or cause to be tendered, into the Amended Tender Offer all Convertible Notes held by such holders. The Amended Tender Offer was settled on April 1, 2019. A total of $20.8 million in aggregate principal amount of Convertible Notes were accepted for payment pursuant to the Amended Tender Offer. Following the consummation of the transactions contemplated by the Settlement Agreement and the consummation of the Amended Offer, the Company separately negotiated private repurchases of the remaining $260,000 in aggregate principal amount for cash of $247,000 during the second quarter of 2019.

In considering the Company’s liquidity requirements for the next twelve months, Ascent evaluated its known future commitments and obligations. Ascent will be required to hold at least $20 million in net cash (calculated in accordance with the RSA) to contribute to the merger of Ascent and Monitronics. While Ascent had $29.8 million in cash on hand as of June 30, 2019, the Company currently has approximately $2.1 million of outstanding liabilities and expects to incur at least $3 million in severance, legal, and other operating costs, and there is no assurance that these expenses will not be higher. Given such outstanding liabilities and projected additional liabilities and expenditures through the anticipated date of the merger, Ascent expects to have at least $20 million in net cash to complete the merger, but there can be no assurances that it will meet all the requirements stipulated in the RSA, including having the minimum net cash on hand if forecasted expenditures are larger than expected. If the merger is not completed for any reason as noted in the RSA, then the restructuring of Monitronics will be completed without the participation of Ascent, and Ascent’s equity interests in Monitronics will be cancelled without Ascent recovering any property or value on account of such equity interests.  Furthermore, Ascent will be obligated to make a cash contribution to Monitronics in the amount of $3.5 million upon Monitronics’ emergence from bankruptcy if the merger is not consummated.  In addition, if the merger is not consummated, the Ascent board of directors will evaluate strategic alternatives, including but not limited to raising additional capital, acquiring a business, the sale of the Company, or the dissolution of the Company.  In the event of dissolution, there can be no assurance that engaging in a statutory dissolution process under Delaware law could be completed within 12 months of filing for dissolution, and no assurance can be given as to the amount of contingent liabilities for which reserves may be taken during the dissolution process. Also, during this time, the dissolution process would result in incremental costs and expenses to Ascent (including an expected shared service arrangement with Monitronics) and thus, in the event of a dissolution of the Company, the distribution of an aggregate amount of cash to the Ascent stockholders is expected to be substantially lower than the cash projected to be on hand as of the Plan effective date.

Conference Call

Ascent will not host an earnings call or webcast due to the pending restructuring of Monitronics and proposed merger of Ascent and Monitronics.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential and expansion, the success of new products and services, account creation and related costs, anticipated account generation, future financial performance and prospects, anticipated sources and uses of capital, the restructuring of Monitronics (including the proposed merger with Ascent), strategic alternatives available to Ascent if it does not participate in the merger (including the terms on which any such alternatives could be effected) and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, the ability of Monitronics to complete its restructuring, the ability of Ascent to participate in the merger (including statements regarding expected expenditures and contingent liabilities), the ability of Ascent to effect strategic alternatives to the merger, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Forms 10-K and 10-Q for additional information about Ascent and about the risks and uncertainties related to Ascent’s business which may affect the statements made in this press release.

Additional Information

Nothing in this communication shall constitute a solicitation to buy or an offer to sell any securities of Ascent or Monitronics. Ascent stockholders and other investors are urged to read the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 regarding the proposed merger of Ascent and Monitronics and any other relevant documents that have been filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed merger and the transactions contemplated by the Support Agreement. Copies of Ascent’s and Monitronics’ SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Monitronics International, Inc., 1990 Wittington Place, Farmers Branch, TX, Telephone: (972) 243-7443, or to Ascent Capital Group, Inc., 5251 DTC Parkway. Suite 1000, Greenwood Village, CO 80111, Telephone: (303) 628-5600.

Participants in the Solicitation

The directors and executive officers of Ascent and Monitronics and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed merger of Ascent and Monitronics. Information regarding the directors and executive officers of Ascent is available in Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 2018, which has been filed with the SEC, and certain of its Current Reports on Form 8-K. Information regarding the directors and executive officers of Monitronics is set forth in the proxy statement/prospectus forming a part of the Registration Statement on Form S-4 that has been filed with the SEC regarding the proposed merger and other transactions contemplated by the Support Agreement. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the proxy materials regarding the foregoing filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

About Ascent and Monitronics

Ascent Capital Group, Inc. (OTC: ASCMA, ASCMB) is a holding company whose primary subsidiary is Monitronics, one of the largest home security and alarm monitoring companies in the U.S. Headquartered in the Dallas-Fort Worth area, Monitronics secures approximately 900,000 residential and commercial customers through highly responsive, simple security solutions backed by expertly trained professionals. The company has the nation’s largest network of independent authorized dealers — providing products and support to customers in the U.S., Canada and Puerto Rico — as well as direct-to-consumer sales of DIY and professionally installed products. For more information on Ascent, see http://ir.ascentcapitalgroupinc.com.

Contact:

Erica Bartsch

Sloane & Company

212-446-1875

ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

Amounts in thousands, except share amounts

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$29,762	105,921
Restricted cash	—	189
Trade receivables, net of allowance for doubtful accounts of $0 in 2019 and $3,759 in 2018	—	13,121
Prepaid and other current assets	323	32,202
Total current assets	30,085	151,433
Property and equipment, net of accumulated depreciation of $303 in 2019 and $40,827 in 2018	3	36,549
Subscriber accounts and deferred contract acquisition costs, net of accumulated amortization of $0 in 2019 and $1,621,242 in 2018	—	1,195,463
Deferred income tax asset, net	—	783
Operating lease right-of-use asset	97	—
Other assets	8	29,316
Total assets	$30,193	1,413,544
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$173	12,668
Other accrued liabilities	1,924	36,006
Deferred revenue	—	13,060
Holdback liability	—	11,513
Current portion of long-term debt	—	1,895,175
Total current liabilities	2,097	1,968,422
Non-current liabilities:
Long-term holdback liability	—	1,770
Derivative financial instruments	—	6,039
Operating lease liabilities	—	—
Other liabilities	12	2,742
Total liabilities	2,109	1,978,973
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $.01 par value. Authorized 45,000,000 shares; issued and outstanding 12,115,260 and 12,080,683 shares at June 30, 2019 and December 31, 2018, respectively	121	121
Series B common stock, $.01 par value. Authorized 5,000,000 shares; issued and outstanding 381,528 shares at both June 30, 2019 and December 31, 2018	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,425,384	1,425,325
Accumulated deficit	(1,397,425)	(1,998,487)
Accumulated other comprehensive income, net	—	7,608
Total stockholders’ equity (deficit)	28,084	(565,429)
Total liabilities and stockholders’ equity (deficit)	$30,193	1,413,544

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Amounts in thousands, except shares and per share amounts

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net revenue	$128,091	135,013	$257,697	268,766
Operating expenses:
Cost of services	28,536	33,047	55,300	65,748
Selling, general and administrative, including stock-based and long-term incentive compensation	29,364	34,387	61,876	71,793
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	49,138	53,891	98,283	108,302
Depreciation	3,123	2,871	6,281	5,492
Loss on goodwill impairment	—	214,400	—	214,400
	110,161	338,596	221,740	465,735
Operating income (loss)	17,930	(203,583)	35,957	(196,969)
Other expense (income), net:
Gain on deconsolidation of subsidiaries	(685,530)	—	(685,530)	—
Restructuring and reorganization expense	34,730	—	34,730	—
Interest income	(318)	(774)	(862)	(1,255)
Interest expense	40,521	40,422	78,415	79,074
Realized and unrealized (gain) loss, net on derivative financial instruments	(969)	—	6,804	—
Refinancing expense	—	—	331	—
Other income, net	(71)	(211)	(330)	(2,276)
	(611,637)	39,437	(566,442)	75,543
Income (loss) before income taxes	629,567	(243,020)	602,399	(272,512)
Income tax expense	666	1,347	1,337	2,693
Net income (loss)	628,901	(244,367)	601,062	(275,205)
Other comprehensive income (loss):
Unrealized holding loss on marketable securities, net	—	(823)	—	(3,900)
Unrealized gain (loss) on derivative contracts, net	(472)	5,521	(940)	19,927
Deconsolidation of subsidiaries	(6,668)	—	(6,668)	—
Total other comprehensive income (loss), net of tax	(7,140)	4,698	(7,608)	16,027
Comprehensive income (loss)	$621,761	(239,669)	$593,454	(259,178)

Basic earnings (loss) per share:
Net income (loss)	$50.48	(19.82)	$48.30	(22.35)

Diluted earnings (loss) per share:
Net income (loss)	$50.02	(19.82)	$47.86	(22.35)

Weighted average Series A and Series B shares - basic	12,459,283	12,327,387	12,444,628	12,313,233
Weighted average Series A and Series B shares - diluted	12,574,076	12,327,387	12,559,421	12,313,233
Total issued and outstanding Series A and Series B shares at period end			12,496,788	12,413,898

See accompanying notes to condensed consolidated financial statements.

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Amounts in thousands

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$601,062	(275,205)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	98,283	108,302
Depreciation	6,281	5,492
Stock-based and long-term incentive compensation	760	945
Deferred income tax expense	—	1,324
Amortization of debt discount and deferred debt costs	197	5,994
Gain on deconsolidation of subsidiaries	(685,530)	—
Restructuring and reorganization expense	34,730	—
Unrealized loss on derivative financial instruments, net	4,577	—
Refinancing expense	331	—
Bad debt expense	5,903	5,623
Loss on goodwill impairment	—	214,400
Other non-cash activity, net	(738)	(805)
Changes in assets and liabilities:
Trade receivables	(5,327)	(5,434)
Prepaid expenses and other assets	4,590	(2,001)
Subscriber accounts - deferred contract acquisition costs	(1,781)	(2,586)
Payables and other liabilities	34,780	7,623
Net cash provided by operating activities	98,118	63,672
Cash flows from investing activities:
Capital expenditures	(6,767)	(8,928)
Cost of subscriber accounts acquired	(61,335)	(69,695)
Deconsolidation of subsidiary cash	(11,588)	—
Purchases of marketable securities	—	(39,022)
Proceeds from sale of marketable securities	—	37,841
Net cash used in investing activities	(79,690)	(79,804)
Cash flows from financing activities:
Proceeds from long-term debt	43,100	105,300
Payments on long-term debt	(99,376)	(95,200)
Payments of restructuring and reorganization costs	(35,968)	—
Payments of refinancing costs	(2,521)	—
Value of shares withheld for share-based compensation	(11)	(144)
Net cash provided by (used in) financing activities	(94,776)	9,956
Net decrease in cash, cash equivalents and restricted cash	(76,348)	(6,176)
Cash, cash equivalents and restricted cash at beginning of period	106,110	10,465
Cash, cash equivalents and restricted cash at end of period	$29,762	4,289
Supplemental cash flow information:
State taxes paid, net	$2,637	2,710
Interest paid	38,063	72,899
Accrued capital expenditures	461	616

See accompanying notes to condensed consolidated financial statements.

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.” Adjusted EBITDA is a non-GAAP measure and is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), restructuring charges, stock-based compensation, and other non-cash or non-recurring charges. Ascent believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business. In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance. Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing its debt obligations. Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles in the United States (“GAAP”), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs. It is, however, a measurement that Ascent believes is useful to investors in analyzing its operating performance. Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure. As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent’s Net income (loss) to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$628,901	(244,367)	$601,062	(275,205)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	49,138	53,891	98,283	108,302
Depreciation	3,123	2,871	6,281	5,492
Stock-based compensation	(389)	685	70	970
Long-term incentive compensation	264	—	550	—
Severance expense (a)	—	—	—	2,955
LiveWatch acquisition contingent bonus charges	—	62	63	124
Legal settlement reserve (related insurance recovery)	(4,800)	—	(4,800)	—
Rebranding marketing program	—	2,403	—	3,295
Integration / implementation of company initiatives	1,833	—	3,414	—
Loss on goodwill impairment	—	214,400	—	214,400
Gain on deconsolidation of subsidiaries	(685,530)	—	(685,530)	—
Restructuring and reorganization expense	34,730	—	34,730	—
Interest income	(318)	(774)	(862)	(1,255)
Interest expense	40,521	40,422	78,415	79,074
Realized and unrealized (gain) loss, net on derivative financial instruments	(969)	—	6,804	—
Refinancing expense	—	—	331	—
Insurance recovery in excess of cost on Ascent Convertible Note litigation	—	—	(259)	—
Unrealized gain on marketable securities, net	—	(1,540)	—	(2,576)
Income tax expense	666	1,347	1,337	2,693
Adjusted EBITDA	$67,170	69,400	$139,889	138,269

Expensed Subscriber acquisition costs, net
Gross subscriber acquisition costs	$10,877	13,135	$18,192	24,825
Revenue associated with subscriber acquisition costs	(2,393)	(1,255)	(4,096)	(2,767)
Expensed Subscriber acquisition costs, net	$8,484	11,880	$14,096	22,058

(a)         Severance expense related to transitioning executive leadership at Ascent in 2018.

The following table provides a reconciliation of Monitronics’ Net loss to total Adjusted EBITDA for the periods indicated (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss	$(54,202)	(241,792)	$(85,972)	(267,999)
Amortization of subscriber accounts, deferred contract acquisition costs and other intangible assets	49,138	53,891	98,283	108,302
Depreciation	3,121	2,865	6,275	5,480
Stock-based compensation	(413)	383	(224)	430
Long-term incentive compensation	264	—	550	—
LiveWatch acquisition contingent bonus charges	—	62	63	124
Legal settlement reserve (related insurance recovery)	(4,800)	—	(4,800)	—
Rebranding marketing program	—	2,403	—	3,295
Integration / implementation of company initiatives	1,833	—	3,414	—
Loss on goodwill impairment	—	214,400	—	214,400
Restructuring and reorganization expense	33,102	—	33,102	—
Interest expense	40,536	38,600	77,969	75,473
Realized and unrealized (gain) loss, net on derivative financial instruments	(969)	—	6,804	—
Refinancing expense	—	—	5,214	—
Income tax expense	666	1,347	1,337	2,693
Adjusted EBITDA	$68,276	72,159	$142,015	142,198

Expensed Subscriber acquisition costs, net
Gross subscriber acquisition costs	$10,877	13,135	$18,192	24,825
Revenue associated with subscriber acquisition costs	(2,393)	(1,255)	(4,096)	(2,767)
Expensed Subscriber acquisition costs, net	$8,484	11,880	$14,096	22,058